UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHEROKEE INTERNATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	June 28, 2005
TIME:	10:00 a.m. local time
PLACE:	2841 Dow Avenue
Tustin, California 92780

To our Stockholders:

The 2005 annual meeting of stockholders of Cherokee International Corporation, a Delaware corporation, referred to as Cherokee or the Company, will be held on June 28, 2005, at 10:00 a.m. local time, at Cherokee’s offices at 2841 Dow Avenue, Tustin, California, for the following purposes:

1.     To elect seven members to the board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified;

2.     To ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2005; and

3.     To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders who own shares of our common stock at the close of business on May 10, 2005, the record date fixed by our board of directors, are entitled to notice of, and to vote at, the meeting.

Whether or not you expect to attend the annual meeting in person, you are urged to submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy over the Internet, by telephone or by mail. For specific instructions, please refer to “Submitting a Proxy via the Internet or by Telephone” beginning on page 22 of this proxy statement and the instructions on the proxy card. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors
/s/ VAN HOLLAND
Van Holland
Secretary
Tustin, California
May 27, 2005

CHEROKEE INTERNATIONAL CORPORATION

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
June 28, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished to the stockholders of Cherokee International Corporation, a Delaware corporation (“Cherokee”), in connection with the solicitation by the board of directors of Cherokee of proxies in the accompanying form for use in voting at our annual meeting of stockholders to be held on Tuesday, June 28, 2005 at 10:00 a.m. local time, at Cherokee’s principal executive offices located at 2841 Dow Avenue, Tustin, California 92780, and any adjournment, continuation or postponement of the meeting.

We intend to mail this proxy statement on or about May 27, 2005 to all stockholders entitled to vote at the annual meeting.

Record Date and Shares Outstanding

Stockholders who own shares of our common stock at the close of business on May 10, 2005, referred to as the record date, are entitled to notice of, and to vote at, the annual meeting. As of April 15, 2005, we had 19,206,207 shares of common stock issued and outstanding.

Dissenters’ Rights of Appraisal

Under applicable Delaware law, none of the holders of our common stock are entitled to dissenters’ rights of appraisal in connection with any proposal to be acted on at the annual meeting.

How Your Proxy Will Be Voted

If you complete and submit your proxy, the shares represented by your proxy will be voted at the annual meeting in accordance with your instructions. If you submit a proxy, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals 1 and 2. In addition, if any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the board of directors. We have not received notice of any other matters that may properly be presented at the annual meeting.

Revoking Your Proxy

You may revoke your proxy at any time prior to the date of the annual meeting by: (1) submitting a later-dated proxy via the Internet, by telephone or by mail, or (2) delivering to us at 2841 Dow Avenue, Tustin, California 92780, Attn: Secretary, a written notice of revocation that is signed at a later date by the person who signed the earlier proxy. Any notice of revocation sent to us must include the stockholder’s name and must be received prior to the meeting to be effective. You may also submit your vote in person at the annual meeting, even if you have previously submitted a proxy.

Voting

Tabulation; Quorum

Each share of our common stock outstanding on the record date is entitled to one vote. Cumulative voting is not permitted. Our transfer agent, Computershare Trust Company, Inc., will tabulate the votes. A quorum, which is a majority of the outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you submit a proxy by telephone or over the Internet, or if you submit a properly executed proxy card. Votes against a particular proposal will be counted both to determine the presence or absence of a quorum and to determine whether the requisite majority of voting shares has been obtained.

Treatment of Abstentions; Broker Non-Votes

We intend to treat abstentions and broker non-votes in the following manner. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring the approval of a majority of the shares of common stock present and entitled to vote and, therefore, do not have the effect of votes in opposition to such proposals. With respect to Proposal 1, which requires a plurality vote, and Proposal 2, which requires the affirmative vote of a majority of the common stock present and entitled to vote, broker “non-votes” have no effect. Because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposal 2.

Solicitation of Proxies

We will pay for the cost of this solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Cherokee’s by-laws state that the number of directors shall be no less than three and no more than fifteen. The number of authorized directors is currently fixed at seven. At the annual meeting, stockholders will be asked to elect all seven directors, each of whom will serve until the next meeting of stockholders and until a successor has been elected and qualified or until the director’s earlier resignation or removal. The nominating and governance committee of the board of directors has nominated the persons named below for election as directors at the annual meeting.

Unless otherwise directed, the proxy holders will vote the proxies received by them for the seven nominees named below. If any of the seven nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until his or her earlier resignation or removal.

Information Concerning the Nominees and Members of the Board of Directors

The names of the nominees to our board of directors and certain information about them are set forth below.

Name of Nominee	Age	Position
Kenneth Kilpatrick	67	Chairman of the Board
Jeffrey Frank	50	President, Chief Executive Officer and Director
Anthony Bloom	66	Director
Christopher Brothers	39	Director
Clark Michael Crawford	59	Director
Raymond Meyer	64	Director
Ian Schapiro	48	Director

Kenneth Kilpatrick became a member of our board of directors in February 2004, and he was appointed Chairman of the Board in February 2005. In September 2002, Mr. Kilpatrick retired from the position of President and Chief Executive Officer of Elgar Holdings Inc., a manufacturer of programmable power supplies. Mr. Kilpatrick joined Elgar in July 1991. From 1989 to 1991, Mr. Kilpatrick was President of Machine Industries Inc., an aerospace parts manufacturer. Prior to that, Mr. Kilpatrick was employed by ACDC Electronics, a manufacturer of fixed output power supplies. Mr. Kilpatrick joined ACDC Electronics in 1964 and was appointed President in 1972. He remained as Division President of the company until 1989 following its acquisition by Emerson Electric in 1975.

Jeffrey Frank joined Cherokee in September 2001 as President, Chief Executive Officer and Director. Prior to joining Cherokee, Mr. Frank was President of Lambda LEI for two years. From May 1996 to March 2000, Mr. Frank was President of Polestar Laboratories. Mr. Frank has over 21 years of experience in the electronics industry in which he spent twelve years with Deltec Electronics, a manufacturer of uninterruptible power supplies that are marketed to OEM accounts globally. Mr. Frank is a member of the board of directors of Elgar Holdings, Inc.

Anthony Bloom became a member of our board of directors in April 1999. Mr. Bloom is an international investor now based in London. Prior to his relocation to London in July 1998, he lived in South Africa where he was the Chairman and Chief Executive of The Premier Group (a multi-billion dollar conglomerate involved in agribusiness, retail and consumer products), and a member of the boards of directors of Barclays Bank, Liberty Life Assurance and South African Breweries. Since moving to the United Kingdom in 1998, he served as a member of the board of directors of RIT Capital Partners plc, a publicly traded, London-based investment company chaired by Lord Rothschild, and as Deputy Chairman of Sketchley plc. Mr. Bloom presently provides investment advice to RIT and OCM/GFI Power Opportunities Fund II, L.P. He is a chairman of Cineworld UK Ltd. and a director of Rio Narcea Gold Mines Ltd., Xantrex Technology Inc. and Rockridge Consolidated Ltd.

Christopher Brothers became a member of our board of directors in April 1999. Mr. Brothers is a Managing Director of Oaktree Capital Management, LLC, a private equity investment management firm that invests in a wide range of public and private securities. Prior to joining Oaktree in 1996, Mr. Brothers worked at the New York headquarters of Salomon Brothers Inc., where he served as a Vice President in the Mergers and Acquisitions group. Prior to 1992, Mr. Brothers was a Manager in the Valuation Services group of Price Waterhouse. Mr. Brothers serves on the boards of directors of APW Ltd., InfraSource Services, Inc., National Mobile Television, Inc. and Xantrex Technology Inc.

Clark Michael Crawford became a member of our board of directors in January 2003. Mr. Crawford has held several key management positions for both Verizon Communications Inc. and GTE Corporation. At GTE, from June 1993 to June 2000, Mr. Crawford served as Vice President of West Area Operations, President of GTE California, Vice President of Information Technology, President of GTE Data Services and Chairman of GTE Commercial Services. Subsequent to his work at GTE, Mr. Crawford was Senior Vice President, Service Assurance for Verizon. Mr. Crawford retired from Verizon in July 2001.

Raymond Meyer became a member of our board of directors in December 2004. Mr. Meyer has more than 30 years of electronics industry experience and has been an independent consultant since 1997. Mr. Meyer was president of Deltec Electronics from 1984 to 1997. Prior to that time, he held executive positions in the ACDC Division of Emerson Electric Company. He is currently the chairman of the board of Smart Systems International.

Ian Schapiro became a member of our board of directors in April 1999. Mr. Schapiro became a founding principal of GFI Energy Ventures LLC in June 1995. From November 1985 to June 1995, he was a partner of Venture Associates and of Arthur Andersen & Co. following that firm’s acquisition of Venture Associates. From 1984 to 1985, Mr. Schapiro was Chief Financial Officer of a technology company, and before that, a commercial banker with The Bank of California concentrating in the energy sector. Mr. Schapiro is a member of the board of directors of Elgar Holdings, Inc., InfraSource Services, Inc. and Smart Systems International.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
THE ELECTION OF ALL DIRECTORS NOMINATED.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has selected Deloitte & Touche LLP as the Company’s independent auditors to perform the audit of Cherokee’s financial statements for the fiscal year ending December 31, 2005, and the stockholders are being asked to ratify such selection. We expect that a representative of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to any appropriate questions.

Although stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors is not required by the Company’s by-laws or otherwise, the board of directors is submitting the audit committee’s selection of our independent auditors to the stockholders for ratification at the annual meeting as a matter of good corporate practice. The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting at the annual meeting will be required to approve this proposal. If the proposal is not approved, the audit committee may reconsider its selection of independent auditors. Even if the proposal is approved, the audit committee may reconsider its selection and may appoint different independent auditors at any time during the year if it determines that such a change would be in the best interests of Cherokee and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS
INDEPENDENT AUDITORS.

Board of Directors

It is the policy of the board of directors, as well as a requirement of the Nasdaq National Market, that a majority of the board of directors be independent. Currently, four of our seven directors meet the standards for independence as defined by the listing standard of the Nasdaq National Market. Our independent directors are Kenneth Kilpatrick, Anthony Bloom, Clark Michael Crawford and Raymond Meyer. Kenneth Kilpatrick is also chairman of the board. The board of directors has standing audit, compensation, and nominating and corporate governance committees.

The board of directors held eight meetings during fiscal year 2004. During fiscal year 2004, no director attended fewer than 75% of the aggregate number of meetings of the board of directors and meetings held by all committees of the board on which such director served. We encourage all directors to attend our annual meetings of stockholders. Our independent directors hold regularly scheduled executive sessions without management present.

Board Committees

Audit Committee

The audit committee selects, on behalf of Cherokee and our board of directors, an independent public accounting firm to be engaged to audit our financial statements, assesses the independence of our auditors, reviews and discusses the audited financial statements with the independent auditors and management and recommends to our board of directors whether the audited financials should be included in our Annual Reports on Form 10-K to be filed with the Securities and Exchange Commission, or the SEC. The audit committee is comprised of Mr. Kilpatrick (chair), Mr. Bloom and Mr. Meyer, each of whom is an independent director. Mr. Kilpatrick has been identified by our board of directors as an “audit committee financial expert.”  Mr. Kilpatrick’s qualifications can be found above under the caption “Information Concerning the Nominees and Members of the Board of Directors.”  During fiscal year 2004, the audit committee met nine times.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee identifies individuals qualified to serve as members of our board of directors, recommends director nominees for our annual meetings of stockholders, evaluates the performance of our board of directors and recommends corporate governance guidelines to our board of directors. The members of our nominating and corporate governance committee are Mr. Bloom (chair) and Mr. Kilpatrick. During fiscal year 2004, the nominating and corporate governance committee met four times.

Compensation Committee

The compensation committee reviews and recommends to the board of directors the annual salaries and other compensation of our executive officers and stock and stock option grants issued as compensation to directors for their service on the board. The compensation committee also directly administers our equity compensation plans and has the authority to grant stock options and other forms of equity compensation to our executive officers and other employees. The compensation committee also provides assistance and recommendations with respect to our compensation policies and practices. The compensation committee consists of Mr. Crawford (chair), Mr. Kilpatrick and Mr. Meyer, each of whom is an independent director. During fiscal year 2004, the compensation committee met three times.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is a current or former officer of Cherokee or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

For the years ended December 31, 2002 and 2003, the non-employee directors serving on the board did not receive any compensation so long as they were affiliated with Cherokee or one of its major stockholders. During these periods, all members of the board of directors other than Clark Michael Crawford had such affiliations. During 2003, Mr. Crawford was paid an annual retainer of $15,000 plus $1,000 per board meeting attended as compensation for his services.

Effective with our initial public offering in February 2004, all non-employee directors were paid the following fees related to their service on our board of directors:

• annual retainer	$20,000
• annual per committee retainer	$5,000

Effective in February 2005, Mr. Kilpatrick, as chairman of the board, is paid an annual retainer of $50,000 in lieu of the foregoing amounts and does not receive any additional compensation for committee service.

We also reimburse all non-employee directors for reasonable expenses incurred to attend meetings of our board of directors or committees. In addition, non-employee directors are eligible to receive option grants under our 2004 Omnibus Stock Incentive Plan. Under this plan, each of our non-employee directors is automatically granted an initial option to purchase 10,000 shares of our common stock upon the date the non-employee director first joins our board of directors. In addition, subject to certain conditions under the plan, each non-employee director is also automatically granted an annual option to purchase 10,000 shares of our common stock on the date immediately following our annual meeting of stockholders. In lieu of this automatic grant, our board has granted our chairman an annual option to purchase 20,000 shares of our common stock.

In connection with their nomination of Mr. Crawford to our board of directors, GSC Recovery II, L.P. and GSC Recovery IIA, L.P. (collectively, the “GSC Recovery Funds”) have entered into a compensation agreement with Mr. Crawford. According to the terms of the agreement, the GSC Recovery Funds have agreed to pay Mr. Crawford a fee of up to $25,000 per year, to be reduced by the amount of fees Mr. Crawford receives from us for his service on the board of directors, and to transfer to Mr. Crawford up to 64,103 shares of our common stock held by the GSC Recovery Funds, to vest in three portions of up to one third of such maximum number of shares of common stock. The first portion of such shares vested upon consummation of our initial public offering, the second portion vested on December 31, 2004, and the third portion will vest on December 31, 2005. Each portion of such common stock transferred to Mr. Crawford is reduced by the number of shares that we granted or will grant Mr. Crawford an option to purchase during the corresponding year. The agreement terminates on the earliest of December 31, 2005 or upon Mr. Crawford otherwise ceasing to be a member of our board of directors. Upon termination of this agreement, Mr. Crawford will be entitled to keep only those shares that have fully vested as of the date of termination, subject to limited provisions for accelerated vesting.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our certificate of incorporation provides that our directors are not personally liable for monetary damages to us or our stockholders for any breach of fiduciary duties to the fullest extent permitted by Delaware law. Section 102(b)(7) of the Delaware General Corporate Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for:

•       liability for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•       acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•       unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

•       any transaction from which the director derived an improper personal benefit.

Similarly, our by-laws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by Delaware law. We are also empowered under our by-laws to enter into indemnification agreements with our directors, officers, employees and agents and to purchase insurance on behalf of any person we are required or permitted to indemnify. We currently have entered into indemnification agreements with each of our current directors and executive officers, which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We also intend to enter into indemnification agreements will all future directors and executive officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us will be required or permitted, and we are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

We maintain directors’ and officers’ liability insurance and intend to continue to maintain this insurance in the future. We also have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise.

Stockholder Communications with Board of Directors

Stockholders who wish to communicate with a particular board member, or with the board as a whole, may send a written communication to Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780, Attention: Secretary. The Secretary will forward such communication to the full board or to any individual director or directors to whom the communication is addressed.

Executive Officers of the Company

Information regarding the executive officers and certain key employees of Cherokee is set forth below. Information regarding Mr. Frank is set forth above under the caption “Information Concerning the Nominees and Members of the Board of Directors.”

Name of Officer	Age	Position
Bud Patel	69	Executive Vice President
Clark Hickock	49	Executive Vice President, Global Operations
Van Holland	51	Vice President of Finance, Chief Financial Officer and Secretary
Alex Patel	55	Vice President of Engineering
Dennis Pouliot	57	Vice President of Strategic Accounts
Howard Ribaudo	46	Vice President of Sales

Bud Patel has served as our Executive Vice President since April 1996 and was a Vice President of Engineering of Cherokee from 1987 to 1993. Mr. Patel served as President of Bikor Corporation from June 1993 through March 1996, when we acquired substantially all of the assets of Bikor. Prior to joining Cherokee in 1987, Mr. Patel was a Director of Engineering at Leland Electro Systems for over 25 years. Bud Patel is the uncle of Alex Patel.

Clark Hickock became our Executive Vice President, Global Operations in June 2004. Prior to joining Cherokee, Mr. Hickock served as Executive Vice President, Global Manufacturing at REMEC, Inc. from September 2002 to June 2004, as Senior Vice President, Business Operations from 1998 to 2002 and as Vice President, Business Operations from 1994 to 1998. Prior to joining REMEC, he was with E-Systems Garland Division for 16 years.

Van Holland became our Chief Financial Officer in August 1999. Prior to joining Cherokee, Mr. Holland served as Executive Vice President and Chief Financial Officer of Wyle Electronics, a $1.5 billion electronics distributor. From 1979 to May 1999, Mr. Holland served in various senior financial management positions at Wyle Electronics. Prior to that, Mr. Holland was an auditor with Arthur Andersen & Co.

Alex Patel has served as our Vice President of Engineering since August 2002 and served as Director of Engineering from 1988 to 1993 and from March 1996 to August 2002. Mr. Patel was the Vice President of Engineering at Bikor from 1993 through March 1996, when we acquired substantially all of the assets of Bikor. Prior to joining the Company in 1988, Mr. Patel was a Senior Development Engineer at GE and Leland Electrosystems for 11 years combined. Alex Patel is the nephew of Bud Patel.

Dennis Pouliot has served as Vice President of Strategic Accounts for Cherokee since February 2005. Mr. Pouliot served as a vice president in the sales and marketing departments of Cherokee and its predecessor from March 1991 to February 2005. Prior to joining us, Mr. Pouliot was a sales manager at Lambda Qualidyne from June 1989 to March 1991 and a Director of International Sales and Marketing from September 1978 through June 1989.

Howard Ribaudo has served as Vice President of Sales for Cherokee since February 2005. Mr. Ribaudo served as Vice President of Global Accounts from March 1996 to February 2005, and served in various other capacities for Cherokee from 1988 through September 1993. Mr. Ribaudo served as Vice President of Sales and Marketing for Bikor Corporation from September 1993 through March 1996, when we acquired substantially all of the assets of Bikor.

Executive Compensation

The following table summarizes the total compensation of our Chief Executive Officer and our four other most highly compensated officers during fiscal year 2004 (the “named executive officers”).

Executive Compensation Table

Name and Principal Position(s)	Year	Salary($)	Bonus($)		Other Annual Compensation (1)($)		Securities Underlying Options(#)	All Other Compensation (2)($)
Jeffrey Frank	2004	278,250	108,375		11,008	(3)	69,000	6,150
President and Chief	2003	263,373	275,250		48,848	(4)	253,847	6,000
Executive Officer	2002	260,000	140,000		52,439	(4)	—	5,500
Bud Patel	2004	234,737	72,250		—		45,000	5,716
Executive Vice	2003	225,019	149,375		—		64,103	6,000
President	2002	205,540	12,500		—		—	5,500
Van Holland	2004	171,231	72,250		—		45,000	5,137
Vice President of	2003	161,692	320,971	(5)	—		50,000	4,851
Finance, Chief Financial Officer and Secretary	2002	147,077	8,750		—		—	4,412
Alex Patel	2004	162,719	10,284		—		15,000	4,882
Vice President of	2003	161,871	87,225		—		37,821	4,856
Engineering	2002	128,853	6,250		—		—	3,866
Dennis Pouliot	2004	157,491	8,957		—		10,000	4,725
Vice President of	2003	150,972	165,566	(6)	—		39,744	4,529
Strategic Accounts	2002	137,903	6,250		—		—	4,137

(1)          For each named executive officer, other than Jeffrey Frank, the aggregate dollar amount of perquisites or other personal benefits did not exceed the lesser of (a) $50,000 and (b) 10% of the total salary and bonus paid to such executive officer for such fiscal year.

(2)          Represents matching contributions made by us on behalf of the named executive officers under our 401(k) plan.

(3)          Represents car allowance payments we made to Mr. Frank.

(4)          Represents payments we made to Mr. Frank in connection with his relocation to Orange County, California.

(5)          Includes 31,924 shares of common stock we granted to Mr. Holland on July 30, 2003, having an aggregate fair market value on that date of $186,759.

(6)          Includes 16,143 shares of common stock we granted to Mr. Pouliot on July 30, 2003, having an aggregate fair market value on that date of $94,441.

Option Grants in the Last Fiscal Year

The following table sets forth, for the year ended December 31, 2004, information regarding options granted to each of the named executive officers:

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Appreciation of Stock Price for Option Term(2)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	5%	10%
Jeffrey Frank	69,000	13.09%	$14.50	2/16/14	$629,209	$1,594,539
Bud Patel	45,000	8.53%	14.50	2/16/14	410,354	1,039,917
Van Holland	45,000	8.53%	14.50	2/16/14	410,354	1,039,917
Alex Patel	15,000	2.84%	14.50	2/16/14	136,785	346,639
Dennis Pouliot	10,000	1.90%	14.50	2/16/14	91,190	231,093

(1)          All options vest in four equal annual installments on each anniversary of the date of grant, provided that in the event of a sale of the company, the options will vest in full.

(2)          Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rates shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on the rules and regulations of the SEC and do not reflect our projection or estimate of future stock price growth.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information on unexercised options to purchase our common stock held by each of the named executive officers as of December 31, 2004. No options were exercised by such officers during fiscal year 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
			Vested	Unvested	Vested	Unvested
Jeffrey Frank	—	—	126,923	195,923	$477,230	$477,230
Bud Patel	—	—	32,051	77,052	120,512	120,516
Van Holland	—	—	25,000	70,000	94,000	94,000
Alex Patel	—	—	18,910	33,911	71,102	71,105
Dennis Pouliot	—	—	19,872	29,872	74,719	74,719

(1)          These values have been calculated in accordance with the rules and regulations of the SEC based on the closing market price for our common stock as of December 31, 2004 of $9.61 per share as reported on the Nasdaq National Market, less the applicable exercise price per share, multiplied by the number of underlying shares. “In the money” options are options with an exercise price that is less than $9.61 per share.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	1,434,764	$9.05	982,334
Equity compensation plans not approved by security holders	—	—	—
Total	1,434,764	$9.05	982,334

(1)          The number of shares available for future issuance under our 2004 Omnibus Stock Incentive Plan is subject to an automatic annual increase equal to the lesser of 450,000 shares or 2% of the number of outstanding shares of our common stock on the last day of the immediately preceding fiscal year. The number of shares available for issuance under our 2004 Employee Stock Purchase Plan is subject to an automatic annual increase equal to the lesser of 250,000 shares or 1% of the number of outstanding shares on the last day of the immediately preceding fiscal year.

Employment Agreements

On March 31, 2005, we formalized an existing arrangement with Mr. Frank by executing an agreement which provides that, in the event that we terminate Mr. Frank’s employment without “cause” (as such term is defined in the agreement), we will be obligated to make a severance payment to Mr. Frank in an amount equal to his annual base salary then in effect.

Certain Relationships and Related Transactions

The Restructuring Transactions; Initial Public Offering

In connection with a restructuring of our debt that occurred in November 2002, we issued to affiliates of Oaktree Capital Management, LLC (“Oaktree”), GFI Energy Ventures LLC (“GFI”) and GSCP (N.J.), Inc. (“GSC”), certain affiliates of which are affiliates of ours:

•       $38.4 million aggregate principal amount of our second lien notes and related warrants to purchase 2,292,980 shares of our common stock at an exercise price of $0.039 per share;

•       $22.1 million aggregate principal amount of our senior notes and related warrants to purchase 775,868 shares of our common stock at an exercise price of $0.039 per share; and

•       $42.9 million aggregate principal amount of our senior convertible notes, which was convertible into 5,056,415 shares of our common stock at a conversion price of approximately $8.49 per share.

Oaktree is an affiliate of OCM Principal Opportunities Fund, L.P. (“POF”), which is a beneficial owner of 23.3% of our common stock. GSC is an affiliate of GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited (together, the “GSC Entities”), which themselves are collectively beneficial owners of 26.0% of our common stock. GFI is an affiliate of GFI Two LLC (“GFI Two”). Oaktree and GFI are co-general partners of OCM/GFI Power Opportunities Fund, L.P. (“Power”). Mr. Ian Schapiro, a member of our board of directors, is a founding principal of GFI and a managing member of GFI Two. Mr. Christopher Brothers, a member of our board of directors, is a Managing Director of Oaktree.

During 2004, we paid to affiliates of GSC an aggregate of $1.2 million in cash interest payments on the senior notes.

We used the net proceeds to us of our initial public offering to repay our then-existing senior credit facilities, to redeem the second lien notes and to pay the additional principal amount added to the senior convertible notes in respect of interest payments thereon. As a result, POF received approximately $24.4 million of the net proceeds to us from our initial public offering, GFI Two received approximately $0.2 million of the net proceeds to us, Power received approximately $1.7 million of the net proceeds to us and the GSC Entities received approximately $24.6 million of the net proceeds to us.

In connection with our initial public offering, the affiliates of each of Oaktree, GFI and GSC exercised the warrants held by them at an exercise price of $0.039 per share. In addition, the original principal amount of the senior convertible notes held by each of these affiliates automatically converted into shares of our common stock at a conversion price of approximately $8.49 per share immediately prior to the closing of our initial public offering. Based on our initial public offering price of $14.50 per share, upon the conversion of these convertible securities, (1) the shares of common stock received by POF had an aggregate value of $32.1 million in excess of the aggregate exercise and conversion prices of warrants and convertible notes held by POF, (2) the shares of common stock received by GFI Two had an aggregate value of $0.3 million in excess of the aggregate exercise and conversion prices of warrants and convertible notes held by GFI Two, (3) the shares of common stock received by Power had an aggregate value of $2.2 million in excess of the aggregate exercise and conversion prices of warrants and convertible notes held by Power, and (4) the shares of common stock received by the GSC Entities had an aggregate value of $40.1 million in excess of the aggregate exercise and conversion prices of warrants and convertible notes held by the GSC Entities.

Share Exchanges

In order to simplify the organizational structure of certain holders of our common stock, in February 2004 these holders liquidated and distributed the shares of our common stock owned by them to their respective owners. In conjunction with these liquidations, we participated in a share exchange with affiliates of Oaktree and GFI. The share exchanges resulted in no loss or gain to Cherokee.

Facility Lease

We lease our facility located at 2841 Dow Avenue in Tustin, California from Patel/King Investment, or PKI. One of the principals of PKI is Pat Patel, a former member of our board of directors. We currently pay approximately $91,997 in rent per month to PKI, subject to annual Consumer Price Index adjustments. Pursuant to the lease, we made payments to PKI of approximately $1.1 million in 2004. Our lease with PKI will run through April 30, 2009, with an extension for an additional 60 months at our option.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to Cherokee as of March 31, 2005, regarding the beneficial ownership of Cherokee common stock by:

•       persons known by us to beneficially own greater than 5% of our outstanding stock,

•       each director and nominee,

•       our Chief Executive Officer and the other named executive officers, and

•       all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, and includes shares of common stock issuable pursuant to the exercise of stock options that are immediately exercisable or exercisable within 60 days after April 15, 2005. Unless otherwise indicated, to Cherokee’s knowledge the persons or entities identified in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise indicated, the address of each of the individuals named below is c/o Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780.

Name and Address of Beneficial Owner	Number of Shares Owned	Number of Shares with Right to Acquire	Total Shares Beneficially Owned	Percent of Outstanding Shares(1)
5% Stockholders:
GSCP (NJ), Inc.	5,000,l48	—	5,000,l48	26.0%
GSC Recovery II, L.P.
GSC Recovery IIA, L.P.
GSC Partners CDO Fund, Limited
GSC Partners CDO Fund II, Limited(2)
500 Campus Drive
Suite 220
Florham Park, New Jersey 07932
Oaktree Capital Management, LLC	4,778,666	—	4,778,666	24.9%
OCM Principal Opportunities Fund, L.P.
OCM/GFI Power Opportunities Fund, L.P.(3)
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Waddell & Reed Financial, Inc.	1,141,700	—	1,141,700	5.9%
Waddell & Reed Financial Services, Inc.
Waddell & Reed, Inc.
Waddell & Reed Investment Management Company
Waddell & Reed Ivy Investment Company(4)
6300 Lamar Avenue
Overland Park, Kansas 66202
Green River Fund I, L.P.	967,126	—	967,126	5.0%
Green River Fund II, L.P.(5)
177 Broad Street
Stamford, Connecticut 06901
Green River Offshore Fund, Ltd.(5)
Bisys Hedge Fund Services (Cayman) Limited
3rd Floor, Harbor Center
P.O. Box 30362
5MB, George Town
Grand Cayman, Cayman Islands
Directors and Named Executive Officers:
Kenneth Kilpatrick	4,000	2,500	6,500	*
Jeffrey M. Frank	5,100	144,173	149,273	*
Anthony Bloom	—	2,500	2,500	*
Christopher Brothers(6)	4,778,666	2,500	4,781,166	24.9%
Clark Michael Crawford	20,170	3,141	23,311	*
Raymond E. Meyer	53,882	—	53,882	*
Ian Schapiro(7)	336,922	2,500	339,422	1.8%
Bud Patel(8)	101,085	43,301	144,386	*
Van Holland	59,659	36,250	95,909	*
Dennis Pouliot	18,993	22,372	41,365	*
Alex Patel	—	22,660	22,660	*
All directors and executive officers as a group	5,102,681	301,179	5,403,860	27.7%

*                     Represents less than 1%.

(1)           Based on 19,206,207 shares of Cherokee common stock outstanding as of April 15, 2005.

(2)           In Amendment No. 1 to Schedule 13D, dated September 14, 2004, jointly filed by GSC Recovery II, L.P., GSC Recovery II GP, L.P., GSC RII, LLC, GSC Recovery IIA, L.P., GSC Recovery IIA GP, L.P., GSC RIIA, LLC, GSC Partners CDO Fund, Limited, GSC Partners CDO Fund II, Limited, GSCP (NJ), Inc., GSCP (NJ), L.P., GSCP (NJ) Holdings, L.P., Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner, such persons report that as of such date, they possessed shared power to vote and dispose of these shares.

(3)           In Amendment No. 1 to Schedule 13D, dated September 7, 2004, jointly filed by Oaktree Capital Management, LLC, OCM Principal Opportunities Fund, L.P. and OCM/GFI Power Opportunities Fund, L.P., such persons report that as of such date, OCM Principal Opportunities Fund, L.P. possessed sole power to vote and dispose of 4,465,769 of these shares, and OCM/GFI Power Opportunities Fund, L.P. possessed sole power to vote and dispose of 312,897 of these shares.

(4)           In Schedule 13G, dated February 8, 2005, jointly filed by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Waddell & Reed Ivy Investment Company, such persons report that as of December 31, 2004, Waddell & Reed Investment Management Company possessed sole power to vote and dispose of 1,065,600 of these shares, and Waddell & Reed Ivy Investment Company possessed sole power to vote and dispose of 76,100 of these shares. Each of Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. indirectly possessed sole power to vote and dispose of 1,065,600 of these shares, and Waddell & Reed Financial, Inc. indirectly possessed sole power to vote and dispose of all of these shares.

(5)           In Schedule 13G, dated September 21, 2004, jointly filed by Green River Fund I, L.P., Green River Fund II, L.P. and Green River Offshore Fund, Ltd., such persons report that as of such date, Green River Fund I, L.P. possessed sole power to vote and dispose of 307,450 of these shares, Green River Fund II, L.P. possessed sole power to vote and dispose of 57,547 of these shares and Green River Offshore Fund, Ltd. possessed sole power to vote and dispose of 605,129 of these shares.

(6)           Mr. Brothers is a Managing Director of Oaktree. By virtue of his relationship to Oaktree, Mr. Brothers may be deemed to have or share beneficial ownership of shares of our common stock owned by Oaktree. Mr. Brothers expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(7)           Mr. Schapiro is a founding principal of GFI and a managing member of GFI Two. By virtue of his relationship to GFI and GFI Two, Mr. Schapiro may be deemed to have or share beneficial ownership of 312,897 shares of our common stock beneficially owned by GFI, which is the co-general partner of OCM/GFI Power Opportunities Fund, L.P., and 24,025 shares of our common stock beneficially owned by GFI Two. Mr. Schapiro expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

(8)           Mr. Patel is the President and majority stockholder of Bikor Corporation. By virtue of his relationship to Bikor, Mr. Patel may be deemed to have or share beneficial ownership of 98,985 shares of our common stock held by Bikor. Mr. Patel expressly disclaims beneficial ownership of such common stock, except to the extent of his direct pecuniary interest therein.

Report of the Nominating and Corporate Governance Committee

The nominating and corporate governance committee (the “Nominating Committee”) operates under a written charter that was adopted by the board of directors. The charter of the Nominating Committee is available in the “Investor Relations” section of our website at www.cherokeepwr.com, by calling our Investor Relations Department at (714) 544-6665, or by writing us at Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780, Attn: Investor Relations.

As set forth in its charter, the responsibilities of the Nominating Committee are (1) to assist in identifying candidates to fill positions on the board of directors; (2) to review the background and qualifications of potential nominees to the board of directors; (3) to recommend director nominees for election by the stockholders or, in the case of a vacancy on the board of directors, for appointment by the board; and (4) to review the suitability for continued service as a director of each member of the board of directors when his or her term expires and when he or she has a change in status.

Nomination of Directors

The Nominating Committee nominates candidates for election to the board based on an evaluation of the candidates’ decision-making ability, business experience and expertise, technological background, personal integrity, reputation, ability and willingness of the candidate to devote the necessary time to board service on an ongoing basis, and independence as defined by the listing standards of the Nasdaq National Market. In addition, the Nominating Committee recognizes the benefits of a board of directors that reflects the diversity of our stockholders, employees, customers and the community in which we operate. Accordingly, the Nominating Committee actively seeks qualified candidates for nomination and election to the board of directors that reflect such diversity. The Nominating Committee also reviews the activities and associations of potential candidates to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent the potential candidate from fulfilling the duties of a director. When the Nominating Committee considers whether to nominate current members of the board of directors for reelection by our stockholders, it also considers each member’s contributions to the board of directors and the Company, knowledge of both the Company and issues presented to the board of directors, preparation for meetings and meeting attendance record.

The Nominating Committee does not currently use the services of a third party consultant to assist in the identification or evaluation of potential director candidates. However, the Nominating Committee may engage a third party to provide such services in the future.

The Nominating Committee will consider prospective nominees for election to the board of directors that are proposed by stockholders based on the same criteria it uses for all director candidates. Any stockholder who wants to recommend a prospective nominee for consideration should submit the following information to the Nominating Committee at Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780, Attn: Nominating Committee.

•       Biographical information about the candidate and a statement about his or her qualifications;

•       Any other information required to be disclosed about the candidate under the SEC’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected);

•       The names and addresses of the stockholder(s) recommending the candidate for consideration, the number of shares of our common stock beneficially owned by each stockholder and the length of ownership; and

•       Any affiliation of the candidate with the stockholder(s) recommending the candidate.

The deadline for proposing nominees in connection with our next annual meeting of stockholders is described below under the caption “Stockholder Proposals.”

Nominating and Corporate Governance Committee

Anthony Bloom, Chairman

Kenneth Kilpatrick

Report of the Compensation Committee

The compensation committee operates under a written charter that was adopted by our board of directors. The compensation committee charter is available in the “Investor Relations” section of our website at www.cherokeepwr.com, by calling our Investor Relations Department at 714-544-6665 or by writing us at Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780, Attn: Investor Relations.

As set forth in its charter, the primary responsibilities of the compensation committee are (1) to evaluate annually the performance of the Company’s Chief Executive Officer and other executive officers in light of the goals and objectives of the Company’s executive compensation plans; (2) to evaluate and make recommendations to our board of directors regarding the compensation of our Chief Executive Officer and other executive officers; (3) to review at least annually the Company’s executive compensation plans, including any incentive-compensation equity-based plans; and (4) to evaluate annually the appropriate level of compensation for board and committee service by non-employee members of the board of directors.

Executive Compensation Philosophy and Objectives

The primary objectives of our executive compensation policies are to:

•       attract, motivate, and retain highly qualified executives;

•       align management and stockholder interests by tying cash compensation and long-term equity incentive programs to financial performance, including increased returns to stockholders; and

•       reward executives based upon our financial performance at levels competitive with peer companies.

The compensation committee seeks to maintain executives’ aggregate compensation, including salary, bonus, and long-term equity incentives, at a level competitive with peer companies in the electronics industry that approximate our size in terms of employees, revenue and market capitalization.

In developing our compensation programs and policies, the compensation committee utilizes information obtained from surveys, proxy statements and information gathered directly from certain of the companies that comprise our peer group. The compensation committee also has the authority to engage the services of outside compensation consultants and other advisers. In December 2004, the committee engaged the services of an outside compensation consultant to evaluate the structure of our executive compensation.

Components of Compensation

Cash Compensation

Cash compensation for our executive officers consists of a fixed base salary and an annual bonus, which is based on our financial performance and, in the case of certain of our executive officers, the individual executive’s performance against strategic goals established by management and the board of directors at the beginning of the fiscal year. In order to implement our philosophy that executives be rewarded for achieving positive financial results and other strategic goals, the compensation committee has designed our cash incentive bonus plan to significantly affect the total compensation of our executives depending on our success in meeting annual financial and strategic goals. For each of the fiscal years 2004 and 2005, Cherokee’s cash incentive bonus plan ties the financial performance portion of bonus compensation to the achievement of certain sales and operating margin targets. The compensation committee intends that the goals be aggressive, relative to industry conditions and other factors, emphasizing revenue growth and operating margins.

Long-Term Equity Compensation

Long-term equity incentives, including stock options and stock purchase rights granted pursuant to our stock option and stock purchase plans, directly align the economic interests of our executive officers and other employees with those of our stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of our common stock increases above the exercise price, which is set at the fair market value of our common stock on the date the option is granted. In addition, employees must remain employed with us for a fixed period of time, generally four years, in order for the options to vest fully. Options are granted to employees and executives following a yearly review of individual performance and consideration of the individual’s long-term value to us.

Compensation of Chief Executive Officer

The base salary for Mr. Frank, our chief executive officer, is evaluated based on Mr. Frank’s performance and reviewed against prevailing levels of pay among chief executives of companies identified as peers. Based on such review, the compensation committee increased Mr. Frank’s base salary to $281,190 effective February 28, 2005. In March 2005, the compensation committee approved a bonus payment to Mr. Frank of $108,375 for 2004 which was calculated in accordance with the cash incentive bonus plan described above.

The compensation committee grants stock options to the chief executive officer based primarily on the committee’s evaluation of the executive’s ability to influence our long-term growth and profitability. In February 2004, Mr. Frank was granted options to purchase 69,000 shares of our common stock.

Compensation of Other Executive Officers

The compensation committee follows the executive compensation philosophy and objectives described above in determining compensation for other executive officers. The Chief Executive Officer recommends to the compensation committee base salaries for executive officers that are comparable to the salaries of persons holding similar positions at peer companies. In setting executive officer salaries, the Chief Executive Officer and the compensation committee also consider factors such as our performance relative to peer companies and the individual officer’s past performance and future potential.

Cash bonuses were paid to executive officers for fiscal 2004 in accordance with our cash incentive bonus plan. Performance metrics for 2004 were based on sales and operating margin targets set at the beginning of the fiscal year.

As with the Chief Executive Officer, the size of the stock option grant to each executive officer is determined by the compensation committee’s evaluation of that officer’s ability to influence our long-term growth and profitability. In addition, the compensation committee considers the incentive effect of additional option grants given the stock options then held by such executive officers and the amount of those options that are not yet vested.

Other Compensation Considerations

Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to any of the four most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year. In 2004, all compensation paid to executives will be deductible for tax purposes. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

Compensation Committee
Clark Michael Crawford, Chairman
Kenneth Kilpatrick
Raymond Meyer

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors, and 10% stockholders are also required by SEC rules and regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were complied with, except that Alex Patel, Clark Hickock and Howard Ribaudo each inadvertently missed a filing deadline for reporting one transaction, and Bud Patel inadvertently missed filing deadlines for reporting five transactions. Each have since filed a Form 4 to report their respective transactions.

Company Performance

The following graph shows a comparison, since February 20, 2004, the date of our initial public offering, of cumulative total return for Cherokee, the Nasdaq Stock Market Index and the average performance of a group consisting of Cherokee’s peer companies. The peers included Artesyn Technologies, C&D Technologies, Inc., Magnetek, Inc., Power-One, Inc. and Vicor Corporation.

COMPARISON OF 10 MONTH CUMULATIVE TOTAL RETURN*
AMONG CHEROKEE INTERNATIONAL CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

*       $100 invested on 2/20/04 in stock or on 1/31/04 in the Nasdaq index, including reinvestment of dividends.

Report of the Audit Committee

The audit committee operates under a written charter adopted by the board of directors. The audit committee charter is available in the “Investor Relations” section of our website at www.cherokeepwr.com, by calling our Investor Relations Department at (714) 544-6665, or by writing us at Cherokee International Corporation, 2841 Dow Avenue, Tustin, California 92780, Attn: Investor Relations. A copy of the audit committee charter is also included as Appendix A to this proxy statement.

The audit committee charter sets forth:

•       the scope of the audit committee’s responsibilities and the means by which it carries out those responsibilities;

•       the external auditors’ accountability to the board of directors and the audit committee; and

•       the audit committee’s responsibility to monitor the independence of the external auditors.

As more fully described in its charter, the purpose of the audit committee is to oversee (1) the integrity of reported financial results; (2) the quality and adequacy of disclosures; (3) the soundness of our accounting policies and internal controls; (4) our compliance with significant applicable financial, legal, and ethical requirements; (5) the independence and performance of our external auditors; and (6) communications among the external auditors, financial and senior management, and the board of directors. Management is responsible for the preparation, presentation, and integrity of our financial statements; selection of accounting and financial reporting principles; and maintaining internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Deloitte & Touche LLP, our independent auditor, is responsible for performing an independent audit of the consolidated financial statements in accordance with standards set by the Public Company Accounting Oversight Board of the United States.

The audit committee members are not professional accountants or auditors, and the function of the audit committee is not intended to duplicate or to certify the activities of management and the external auditors. The audit committee serves in a board-level oversight role, in which it provides advice, counsel and direction to management and the external auditors on the basis of the information it receives, discussions with management and the external auditors, and the experience of the audit committee’s members in business, financial and accounting matters.

The audit committee members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and on the representations of our external auditors included in their report on our financial statements. The audit committee’s oversight role does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the external auditors do not assure that our financial statements are presented in accordance with GAAP, that the audit of our financial statements has been carried out in accordance with standards set by the Public Company Accounting Oversight Board of the United States, or that our external auditors are in fact “independent.”

Among other matters, the audit committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the external auditors may be retained to perform non-audit services. The audit committee has sole responsibility to retain and replace our external auditors. The audit committee formally reviews the performance of the audit firm on an annual basis in order to determine whether rotation of audit firms is appropriate. The audit committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial, accounting, and internal controls.

Audit Fees Pre-Approval Policy

The audit committee has adopted a formal policy that requires the audit committee to approve, in advance, all audit, audit related, and permissible non-audit services performed by the external auditors. At the beginning of each fiscal year, management and the external auditors present to the audit committee for approval the services that are proposed to be performed by the external auditors during the coming year together with an estimate of the amount of fees to be billed for such services. At any time, the chairman of the audit committee, or any other member of the audit committee in the chairman’s absence, may approve additional services and/or an increase in the amount of fees to be incurred by the Company for services to be performed by the external auditors.

Unless otherwise performed by a comparable body of the board of directors, the audit committee must review and approve all related-party transactions as such term is defined by the rules of the SEC and the Nasdaq National Market.

Review with Management

The audit committee has reviewed and discussed our audited financial statements with management. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with GAAP.

Review and Discussions with Independent Accountants

During 2004, the audit committee held meetings with management and the external auditors to discuss the overall scope and plans for the audit. The audit committee also met with our external auditors, Deloitte & Touche LLP, with and without management present, to discuss the results of their independent audit and their evaluations of our internal controls. In addition, the audit committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2004 and held discussions with management and Deloitte & Touche LLP on the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), as amended by SAS 89 (Audit Adjustments), and SAS 90 (Audit Committee Communications), which include, among other items, matters related to the conduct of the audit of our financial statements and other matters relating to the auditor’s judgments about the acceptability and the quality of the company’s accounting principles.

The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from us and our related entities) and has discussed with Deloitte & Touche LLP its independence from us. In addition, the audit committee has also considered whether the provision of those services set forth in the table below is compatible with Deloitte & Touche LLP maintaining its independence from us.

Conclusion

Based on the review and discussions with management and our external auditors, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Audit Committee
Kenneth Kilpatrick, Chairman
Anthony Bloom
Raymond Meyer

Principal Accounting Fees and Services

The audit committee pre-approves and reviews audit and permissible non-audit services to be performed by Cherokee’s independent auditors including fees charged by Deloitte & Touche LLP for such services. The audit committee has determined that the provision of the services described below is compatible with maintaining the independence of Deloitte & Touche LLP. The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for the following services for fiscal years 2004 and 2003:

Description of Services	2004	2003
Audit Fees(1)	$687,376	$961,110
Audit-Related Fees(2)	5,598	35,410
Tax Fees(3)	34,779	1,800
All Other Fees	—	—
Total	$727,753	$998,320

(1)          Represents the aggregate fees billed for professional services rendered for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports and statutory audits of foreign subsidiaries. For 2003, Audit Fees also include fees for services rendered in connection with our initial public offering.

(2)          Represents the aggregate fees billed for professional services rendered for employee benefit plan audits, advisory services relating to the Sarbanes-Oxley Act and other accounting consultation and assistance.

(3)          Represents the aggregate fees billed for professional services rendered for tax consultation, planning and compliance.

Submitting a Proxy via the Internet or by Telephone

For Shares Directly Registered in the Name of the Stockholder

Stockholders with shares registered directly with Computershare Trust Company may submit a proxy to vote those shares telephonically or via the Internet by following the instructions on the proxy card that they receive.

For Shares Registered in the Name of a Broker or a Bank

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Computershare for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may provide voting instructions to the broker or bank holding your shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting web site (www.proxyvote.com).

Annual Report

Our 2004 annual report, which includes our Annual Report on Form 10-K for the year ended December 31, 2004, has been mailed to stockholders along with this proxy statement. If you have not received our annual report and wish to receive a copy, please call Investor Relations at (714) 544-6665, and we will send a copy to you.

Stockholder Proposals

In accordance with Rule 14a-8 under the Exchange Act, any stockholder who intends to submit a proposal at our 2006 annual meeting of stockholders and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to us for consideration no later than January 23, 2006. Such proposal should be sent to our Secretary at 2841 Dow Avenue, Tustin, California 92780. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business the stockholder desires to bring before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of the stockholder proposing such business, (3) the number of shares of Cherokee stock that are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business.

If a stockholder wishes to present a proposal before the 2006 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, the stockholder must give written notice to us at the address noted above. The notice must be submitted by March 30, 2006 (90 calendar days prior to the anniversary of the 2005 annual meeting of stockholders) but no earlier than February 28, 2006 (120 calendar days prior to the anniversary of the 2005 annual meeting of stockholders). However, in the event that the 2006 annual meeting of stockholders is called for a date that is not within 30 calendar days before or 30 calendar days after the anniversary date of the 2005 annual meeting of stockholders, we must receive such notice not later than the tenth day following the day on which the notice of the date of the 2006 annual meeting is mailed or the date of the 2006 annual meeting is publicly disclosed, whichever occurs first.

Other Business

The board of directors does not presently intend to bring any other business before the annual meeting, and, so far as is known to the board, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. As to any business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

It is important that proxies be returned promptly. Therefore, stockholders, whether or not they expect to attend the meeting in person, are requested to complete, date, and sign the enclosed form of proxy and return it promptly in the envelope provided for that purpose or to submit their proxy via the Internet or by telephone as described above. By returning your proxy promptly you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. Stockholders who attend the meeting may revoke a prior proxy and vote their proxy in person as set forth in this proxy statement.

By Order of the Board of Directors
CHEROKEE INTERNATIONAL CORPORATION
/s/ VAN HOLLAND
Van Holland
Secretary
Dated: May 27, 2005

Appendix A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
CHEROKEE INTERNATIONAL CORPORATION
ADOPTED AS OF FEBRUARY 16, 2004

I.   FORMATION AND PURPOSE OF THE COMMITTEE

The Board of Directors (the “Board”) of Cherokee International Corporation, a Delaware corporation (the “Corporation”), has established the Audit Committee (the “Committee”) pursuant to Section 141 of the Delaware General Corporation Law and Article III Section 8 of the Bylaws of the Corporation.

The purpose of the Committee is to oversee the accounting and financial reporting processes of the Corporation and its subsidiaries and the audits of the financial statements of the Corporation.

II.   COMPOSITION OF THE COMMITTEE

The Committee shall consist of three or more directors, as determined from time to time by the Board, based on the recommendations of the Corporation’s Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”). Each member of the Committee shall (i) be “independent directors” as defined in Rule 4200(a) of the Nasdaq Stock Market Marketplace Rules (the “Nasdaq Rules”), as such rule may be modified or supplemented, (ii) be “independent” as required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”) by the Securities and  Exchange Commission (the “SEC”), in each case, as amended (collectively, the “Exchange Act”), (iii) otherwise meet all qualifications for audit committee members set forth in Rule 4350(d) of the Nasdaq Rules, as such rule may be modified or supplemented, and (iv) meet any additional requirements that the Board deems appropriate; provided that in accordance with the transition periods provided for in Nasdaq Marketplace Rule 4350(a)(5), until one year has passed from the consummation of the Corporation’s initial public offering up to one member of the Committee may not be an “independent director.” Rule 4200 and Rule 4350 of the Nasdaq Rules shall be annexed hereto as Exhibits A and B, which such Exhibits shall be updated from time to time to reflect any modification or supplementation of such rules.

The chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board, and no member of the Committee shall be removed, except by majority vote of the Board, in each case based on the recommendations of the Nominating Committee.

Each member of the Committee must be able to read and understand fundamental financial statements, including the Corporation’s balance sheet, income statement and cash flow statement. In addition, one member of the Committee must (1) have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities and (2) be an “audit committee financial expert” as defined by the SEC in Regulation S-K 401(h)(2).

III.   MEETINGS OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee should meet separately on a periodic basis with (i) management (including the person responsible for the Corporation’s internal audit function) and (ii) the Corporation’s independent auditors, in each case to discuss any matters that the Committee or any of the above persons or firms believe warrant Committee attention.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

Meetings and actions of the Committee shall be governed by, and held and taken in accordance with, the provisions of the Corporation’s Bylaws, with such changes in the context of those Bylaws as are necessary to substitute the Committee, the chairperson of the Committee and its members for the Board, the Chairman of the Board of and its members. The Committee shall maintain minutes of its meetings and records relating to those meetings.

IV.   DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, Nasdaq, or any other applicable regulatory authority:

Selection, Evaluation and Oversight of the Auditors

(a)   Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Corporation, and each such registered public accounting firm must report directly to the Committee (the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in the Corporation’s Annual Report on Form 10-K is referred to herein as the “independent auditors”);

(b)   Review and, in its sole discretion, approve in advance the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act, all permitted non-audit engagements and relationships between the Corporation and such independent auditors (which approval should be made after receiving input from the Corporation’s management, if desired). Approval of audit and permitted non-audit services will be made by the Committee or by one or more members of the Committee as shall be designated by the Committee, and the person(s) granting such approval shall report such approval to the Committee at the next scheduled meeting;

(c)   Review the performance of the Corporation’s independent auditors, including the lead partner and reviewing partner of the independent auditors, and, in its sole discretion (subject, if applicable, to stockholder ratification), make decisions regarding the replacement or termination of the independent auditors; and

(d)   Evaluate the independence of the Corporation’s independent auditors by, among other things:

(i)             obtaining and reviewing from the Corporation’s independent auditors a formal written statement delineating all relationships between the independent auditors and the Corporation, consistent with Independence Standards Board Standard 1;

(ii)         actively engaging in a dialogue with the Corporation’s independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

(iii)     taking, or recommending that the Board take, appropriate action to oversee the independence of the Corporation’s independent auditors;

(iv)       monitoring compliance by the Corporation’s independent auditors with the audit partner rotation requirements contained in the Exchange Act;

(v)           monitoring compliance by the Corporation of the employee conflict of interest requirements contained in the Exchange Act; and

(vi)       engaging in a dialogue with the independent auditors to confirm that audit partner compensation is consistent with applicable SEC rules.

Oversight of Annual Audit and Quarterly Reviews

(a)   Review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year;

(b)   Review with management and the Corporation’s independent auditors the following information that is required to be reported by the independent auditor:

(i)             all critical accounting policies and practices to be used;

(ii)         all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors;

(iii)     all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences; and

(iv)       any material financial arrangements of the Corporation that do not appear on the financial statements of the Corporation; and

(c)          Resolve all disagreements between the Corporation’s independent auditors and management regarding financial reporting.

Oversight of Financial Reporting Process and Internal Controls

(a)   Review:

(i)             the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Corporation’s internal audit function, through inquiry and discussions or periodic meetings with the Corporation’s independent auditors and management;

(ii)         the yearly report prepared by management, and attested to by the Corporation’s independent auditors, assessing the effectiveness of the Corporation’s internal control over financial reporting and stating management’s responsibility for establishing and maintaining adequate internal control over financial reporting prior to its inclusion in the Corporation’s Annual Report on Form 10-K; and

(iii)     the Committee’s level of involvement and interaction with the Corporation’s internal audit function, including the Committee’s line of authority and role in appointing and compensating employees in the internal audit function;

(b)   Review with the chief executive officer, chief financial officer and independent auditors, periodically, the following:

(i)             all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information; and

(ii)         any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting:

(c)   Review with management the progress and results of all internal audit projects, and, when deemed necessary or appropriate by the Committee, assign additional internal audit projects to the chief financial officer and/or the director of finance;

(d)   Receive periodic reports from the Corporation’s independent auditors and management to assess the impact on the Corporation of significant accounting or financial reporting developments that may have a bearing on the Corporation;

(e)   Review and discuss with the independent auditors the results of the year-end audit of the Corporation, including any comments or recommendations of the Corporation’s independent auditors and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Corporation’s financial statements should be included in the Annual Report on Form 10-K;

(f)    Establish and maintain free and open means of communication between and among the Committee, the Corporation’s independent auditors and management, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis;

(g)   Review the type and presentation of information to be included in the Corporation’s earnings press releases (especially the use of “pro forma” or “adjusted” information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Corporation to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance); and

(h)   Meet periodically with any Disclosure Committee established by the Corporation to discuss the compliance by the Corporation with legal and regulatory requirements relating to the Corporation’s financial statements.

Miscellaneous

(a)   Establish and implement policies and procedures for the Committee’s review and approval or disapproval of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed by Item 404(a) of Regulation S-K);

(b)   Meet periodically with counsel, when appropriate, to review legal and regulatory matters, including (i) any matters that may have a material impact on the financial statements of the Corporation and (ii) any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Corporation or any of its directors, officers, employees, or agents or breaches of fiduciary duty to the Corporation;

(c)   Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement;

(d)   Review the Corporation’s policies relating to the ethical handling of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;

(e)   Review and approve in advance any services provided by the Corporation’s independent auditors to the Corporation’s executive officers or members of their immediate family;

(f)    Review the Corporation’s program to monitor compliance with the Corporation’s Codes of Conduct, and meet periodically with the Corporation’s Nominating and Corporate Governance Committee to discuss compliance with the Corporation’s Codes of Conduct;

(g)   Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

(h)   Establish procedures for the receipt, retention and treatment of reports of evidence of a material violation made by attorneys appearing and practicing before the SEC in the representation of the Corporation or any of its subsidiaries, or reports made by the Corporation’s chief executive officer or chief legal officer (or the equivalent thereof) in relation thereto;

(i)    Secure independent expert advice to the extent the Committee determines it to be appropriate, including retaining, with or without Board approval, independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities, the cost of such independent expert advisors to be borne by the Corporation;

(j)    Make regular reports to the Board regarding its activities, as appropriate;

(k)   Review and assess the adequacy of this Charter on an annual basis; and

(l)    Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V.   INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other consultants or advisers as it deems necessary.

* * *

Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under applicable federal or state law.

* * *

CHEROKEE INTERNATIONAL CORPORATION

Proxy Solicited by the Board of Directors

For the Annual Meeting of Stockholders

To Be Held on June 28, 2005

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Cherokee International Corporation, a Delaware corporation (the “Company”), hereby appoints Jeffrey Frank and Van Holland, and each of them, as proxies for the undersigned, each with full power of substitution, to vote all shares of stock of the Company which the undersigned may be entitled to vote at the 2005 Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices located at 2841 Dow Avenue, Tustin, California, on June 28, 2005 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2 as more specifically described in the Proxy Statement.  If specific instructions are indicated, this Proxy will be voted in accordance therewith.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2

(Continued and to be signed on reverse side)

CHEROKEE INTERNATIONAL CORPORATION

PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN
THE ENCLOSED ENVELOPE

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors

		Nominees:			For	Withhold		For	Withhold
1.

To elect the following seven members to the board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal:

		01 - Kenneth Kilpatrick			☐	☐	05 - Clark Michael Crawford	☐	☐

		02 - Jeffrey Frank			☐	☐	06 - Raymond Meyer	☐	☐

		03 - Anthony Bloom			☐	☐	07 - Ian Schapiro	☐	☐

		04 - Christopher Brothers			☐	☐

B	Issues

		For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as the Company’s	☐	☐	☐	CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING			☐
Independent auditors for the fiscal year ending December 31, 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE.  IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please vote, sign, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon and date.  If the shares are registered in the names of two or more persons, each holder should sign.  Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title.  If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

		/	/

1 UPX	+